Exhibit 99.1

CANTERBURY PARK

1100 Canterbury Road

Shakopee, MN 55379

Canterbury Park Holding Corporation Announces Quarterly Cash Dividend

For Immediate Release	CONTACT:	Randy Sampson
September 7, 2017		(952) 445-7223

SHAKOPEE, MN - Canterbury Park Holding Corporation (the “Company”) (NASDAQ: CPHC) today announced that the Company’s Board of Directors, pursuant to its dividend policy, approved a quarterly cash dividend of $0.06 per share that will be paid on October 13, 2017 to stockholders of record on September 29, 2017. At this quarterly rate, the annual dividend is equivalent to $0.24 per common share.

About Canterbury Park:

Canterbury Park Holding Corporation (the Company) owns and operates Canterbury Park Racetrack and Card Casino, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 2017 live race meet began May 5 and concludes September 16. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:

From time to time, in press releases and in other communications to shareholders or the investing public, Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions.  These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions.  Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities, future dividends or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.